Exhibit 99.1

30 Rockefeller Plaza, Suite 2050 New York, NY 10112 www.digitalinfrastructurereit.com September 23, 2026 Dear Stockholder: We are writing to inform you that the board of directors (the “Board”) of StratCap Digital Infrastructure REIT, Inc. (the “Company,” the “REIT,” “we,” “our” or “us”) concluded its strategic alternatives review process (“Strategic Alternatives Review Process”). As previously disclosed in our April stockholder letter, the Board reviewed strategic alternatives, including a potential sale of the Company. The Board retained a financial advisor that engaged in discussions with potential counterparties. Based on this process and subsequent review, the Board decided not to pursue a sale of the Company at this time. Our primary objective remains maximizing stockholder value while managing the Company’s liabilities, capital structure and liquidity. Our external advisor and Board will continue to evaluate the Company’s business plan and consider other alternatives, including potential asset sales or other strategic transactions, measures to manage the Company’s liabilities, capital structure and liquidity, and potential special distributions or other returns of capital in connection with any completed transaction. The Board has not made a decision to pursue any particular alternative. The timing, amount and form of any special distribution or other return of capital would depend on, among other things, the completion and terms of any asset sale or other transaction, the Company’s liabilities and liquidity requirements, appropriate reserves, the Company’s contractual obligations, applicable legal requirements and further approval by the Board. If you have questions, please contact your financial representative. This letter will be filed as an exhibit to a Current Report on Form 8-K with the SEC. We encourage you to review the full Form 8-K, the related supplement and the Company’s other filings with the SEC, which are available free of charge at the SEC’s website at www.sec.gov and on our website at www.digitalinfrastructurereit.com. Our Sponsor is the Company’s largest stockholder, holding approximately 16% of the Company’s outstanding shares, and remains closely aligned with you. We will keep you informed as we proceed through this important period. Thank you for your continued patience as the Company determines its next steps. Sincerely, Adam Baxter President and Chairman of the Board StratCap Digital Infrastructure REIT, Inc.

2 Important Notice Regarding Forward-Looking Statements This letter contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from those expressed or implied in the forward-looking statements due to factors including, but not limited to, those described in the Company’s filings with the SEC from time to time. There can be no assurance that any transaction or other outcome will occur, that any transaction will be consummated on favorable terms, within expected time frames, or at all, or as to the timing or amount of any distributions or returns of capital to stockholders. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this letter. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this letter, except as required by law. This letter does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor does it constitute a solicitation of a proxy, consent or authorization with respect to any securities of the Company.